Exhibit 97

PENNYMAC MORTGAGE INVESTMENT TRUST

RECOUPMENT OF INCENTIVE COMPENSATION POLICY FOR EXECUTIVE OFFICERS

Adopted as of August 29, 2023

PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (the “Company”), has adopted a Recoupment of Incentive Compensation Policy for Executive Officers (this “Policy”) as described below.

1. Overview

The Policy sets forth the circumstances and procedures under which the Company shall recover Erroneously Awarded Compensation from Covered Persons (as defined below) in accordance with rules issued by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the New York Stock Exchange. Capitalized terms used and not otherwise defined herein shall have the meanings given in Section 3 below.

2. Compensation Recovery Requirement

In the event the Company is required to prepare a Financial Restatement, the Company shall recover reasonably promptly all Erroneously Awarded Compensation with respect to such Financial Restatement.

3. Definitions

a.
“Applicable Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date for a Financial Restatement. In addition, in the event the Company has changed its fiscal year: (i) any transition period of less than nine months occurring within or immediately following such three completed fiscal years shall also be part of such Applicable Recovery Period, and (ii) any transition period of nine to 12 months will be deemed to be a completed fiscal year.
b.
“Applicable Rules” means any rules or regulations adopted by the Exchange pursuant to Rule 10D-1 under the Exchange Act and any applicable rules or regulations adopted by the SEC pursuant to Section 10D of the Exchange Act.
c.
“Board” means the Board of Directors of the Company.
d.
“Committee” means the Compensation Committee of the Board or, in the absence of such committee, a majority of independent directors serving on the Board.
e.
“Covered Person” means any Executive Officer. A person’s status as a Covered Person with respect to Erroneously Awarded Compensation shall be determined as of the time of receipt of such Erroneously Awarded Compensation regardless of the person’s current role or status with the Company (e.g., if a person began service as an Executive

Exhibit 97

Officer after the beginning of an Applicable Recovery Period, that person would not be considered a Covered Person with respect to Erroneously Awarded Compensation received before the person began service as an Executive Officer, but would be considered a Covered Person with respect to Erroneously Awarded Compensation received after the person began service as an Executive Officer where such person served as an Executive Officer at any time during the performance period for such Erroneously Awarded Compensation).
f.
“Effective Date” means October 2, 2023.
g.
“Erroneously Awarded Compensation” means the amount of any Incentive-Based Compensation received by a Covered Person on or after the Effective Date and during the Applicable Recovery Period that exceeds the amount that otherwise would have been received by the Covered Person had such compensation been determined based on the restated amounts in a Financial Restatement, computed without regard to any taxes paid. Calculation of Erroneously Awarded Compensation with respect to Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Financial Restatement, shall be based on a reasonable estimate of the effect of the Financial Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and the Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to the Exchange in accordance with the Applicable Rules. Incentive-Based Compensation is deemed received, earned, or vested when the Financial Reporting Measure is attained, not when the actual payment, grant, or vesting occurs.
h.
“Exchange” means the New York Stock Exchange.
i.
“Executive Officer” means each individual who (i) is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act or as an “executive officer” pursuant to Item 401(b) of Regulation S-K as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller), and (ii) received Incentive-Based Compensation for service in such role during any applicable performance period.
j.
“Financial Reporting Measures” mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measures that are derived wholly or in part from such measures (including, for example, a non-GAAP financial measure), and stock price and total shareholder return.

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k.
“Incentive-Based Compensation” means any compensation provided, directly or indirectly, by the Company or any of its subsidiaries that is granted, earned, or vested based, in whole or in part, upon the attainment of a Financial Reporting Measure.
l.
“Financial Restatement” means a restatement of previously issued financial statements of the Company due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required restatement to correct an error in previously-issued financial statements that is material to the previously-issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
m.
“Restatement Date” means, with respect to a Financial Restatement, the earlier to occur of: (i) the date the Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required concludes, or reasonably should have concluded, that the Company is required to prepare the Financial Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare the Financial Restatement.

4. Exception to Compensation Recovery Requirement

The Company may elect not to recover Erroneously Awarded Compensation pursuant to this Policy if the Committee determines that recovery would be impracticable, and one or more of the following conditions, together with any further requirements set forth in the Applicable Rules, are met: (i) the direct expense paid to a third party, including outside legal counsel, to assist in enforcing this Policy would exceed the amount to be recovered, and the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan to fail to be so qualified under applicable regulations.

6. Tax Considerations

To the extent that, pursuant to this Policy, the Company is entitled to recover any Erroneously Awarded Compensation that is received by a Covered Person, the gross amount received (i.e., the amount the Covered Person received, or was entitled to receive, before any deductions for tax withholding or other payments) shall be returned by the Covered Person.

7. Method of Compensation Recovery

The Committee shall determine, in its sole discretion, the method for recovering Erroneously Awarded Compensation hereunder, which may include, without limitation, any one or more of the following:

a.
requiring reimbursement of cash Incentive-Based Compensation previously paid;

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b.
seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
c.
cancelling or rescinding some or all outstanding vested or unvested equity-based awards;
d.
adjusting or withholding from unpaid compensation or other set-off;
e.
cancelling or offsetting against planned future grants of equity-based awards; and/or
f.
any other method permitted by applicable law or contract.

Notwithstanding the foregoing, a Covered Person will be deemed to have satisfied such person’s obligation to return Erroneously Awarded Compensation to the Company if such Erroneously Awarded Compensation is returned in the exact same form in which it was received; provided that equity withheld to satisfy tax obligations will be deemed to have been received in cash in an amount equal to the tax withholding payment made.

8. Policy Interpretation

This Policy shall be interpreted in a manner that is consistent with the Applicable Rules and any other applicable law. The Committee shall take into consideration any applicable interpretations and guidance of the SEC in interpreting this Policy, including, for example, in determining whether a financial restatement qualifies as a Financial Restatement hereunder. To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules.

9. Policy Administration

This Policy shall be administered by the Committee. The Committee shall have such powers and authorities related to the administration of this Policy as are consistent with the governing documents of the Company and applicable law. The Committee shall have full power and authority to take, or direct the taking of, all actions and to make all determinations required or provided for under this Policy and shall have full power and authority to take, or direct the taking of, all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of this Policy that the Committee deems to be necessary or appropriate to the administration of this Policy. The interpretation and construction by the Committee of any provision of this Policy and all determinations made by the Committee under this policy shall be final, binding and conclusive.

10. Compensation Recovery Repayments not Subject to Indemnification

Exhibit 97

Notwithstanding anything to the contrary set forth in any agreement with, or the organizational documents of, the Company or any of its subsidiaries, Covered Persons are not entitled to indemnification for Erroneously Awarded Compensation or for any claim or losses arising out of or in any way related to Erroneously Awarded Compensation recovered under this Policy.

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ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Recoupment of Incentive Compensation Policy For Executive Officers (the “Policy”). The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy, notwithstanding the provisions of any agreement between the undersigned and the Company. This Policy supersedes any prior Recoupment of Incentive Compensation Policy entered into by the Executive Officer.

Date:_________________

Signature:______________________________

Print Name:____________________________